EXHIBIT 99.1
ALLERGAN ANNOUNCES COMPLETION OF ESPRIT PHARMA ACQUISITION
- - CONFIRMS EARLY TERMINATION OF HART SCOTT RODINO WAITING PERIOD GRANTED BY FEDERAL TRADE
COMMISSION AND INITIATION OF INTEGRATION PLAN - -
IRVINE, Calif., October 17, 2007 - - Allergan, Inc. (NYSE: AGN) today announced that it has completed the acquisition of Esprit Pharma Holding Company, Inc (Esprit) and will commence the integration of Esprit into Allergan. The acquisition of Esprit supports Allergan’s U.S. growth strategy and demonstrates its focus on strengthening the company’s core pharmaceutical businesses by creating a dedicated urologics division to serve urologists and their patients.
“This is an exciting day for Allergan as we enter into another core specialty market where there is a high unmet need and significant growth potential,” said David E.I. Pyott, Allergan’s Chairman of the Board and Chief Executive Officer. “The acquisition will help us better serve the needs of the urology community and its patients by offering SANCTURA XR™, and by further developing a treatment portfolio that addresses the continuum of care for overactive bladder and other urologic disorders.”
Allergan expects to launch SANCTURA XR™, which Esprit licenses from Indevus Pharmaceuticals, in the first quarter of 2008 in the United States.
Allergan is immediately commencing its plan to integrate Esprit into Allergan to facilitate a rapid transition while ensuring excellent customer and patient service.
About SANCTURA XR™
SANCTURA XR™ (trospium chloride extended release capsules) was approved by the U.S. Food and Drug Administration on August 6, 2007. It belongs to a drug class of anticholinergic agents known as muscarinic receptor antagonists, which work by relaxing smooth muscle tissue found in the bladder, thus decreasing bladder contractions that are thought to be a cause of overactive bladder. SANCTURA XR™ is contraindicated in patients who have or who are at risk for urinary retention, gastric retention and uncontrolled narrow-angle glaucoma, and in persons who have demonstrated hypersensitivity to the drug or its ingredients. SANCTURA XR™ possesses a quaternary ammonium structure that may be instrumental in the low incidence of central nervous system side effects. At therapeutic concentrations in vitro, SANCTURA XR™ does not interact with drugs metabolized by the metabolic pathway commonly associated with drug-drug interactions, and the majority of the absorbed dose is excreted largely unchanged into the urine.
About Overactive Bladder
Overactive bladder (OAB) is a medical condition characterized by symptoms including urinary frequency, urgency, and urge urinary incontinence, the accidental loss of urine that occurs after the strong, sudden urge to urinate. OAB is estimated to affect approximately 33 million Americans, representing a significant clinical problem with potential medical, hygienic, and social consequences. When untreated, this condition can lead to disability, dependence, and isolation from the community. It is most prevalent among the elderly and strikes women twice as frequently as men.
Forward-Looking Statements
This news release contains forward-looking statements that involve risks, uncertainties and assumptions. Forward-looking statements include all statements of expected, estimated or anticipated future events and results. Statements regarding the expected benefits and costs of the transaction, projected launch and product performance, the statements by Mr. Pyott and statements of the assumptions underlying any of the foregoing, are forward-looking statements.
These statements are based on Allergan’s current analysis, expectations and beliefs and are subject to uncertainty and changes in circumstances and represent Allergan’s judgment only as of the date of this press release. Actual results may differ materially from current expectations based on a number of factors, including: the possibility that expected benefits of the transaction may not materialize as expected; changes in economic, business, competitive, technological and/or regulatory factors; that Allergan is unable to successfully implement integration strategies; that SANCTURA® and SANCTURA XR™ may not perform as anticipated in the marketplace; that the urology market and the OAB market may not grow as currently anticipated; and other risks that are described from time to time in Allergan’s Securities and Exchange Commission reports. Therefore, the reader is cautioned not to rely on these forward-looking statements. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required to do so by law.
Additional information concerning the above-referenced risk factors and other risk factors can be found in press releases issued by Allergan, as well as Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in Allergan’s 2006 Form 10-K, Allergan’s Form 10-Q for the period ended March 30, 2007, and Allergan’s Form 10-Q for the period ended June 29, 2007. Copies of Allergan’s press releases and additional information about Allergan is available at www.Allergan.com or you can contact the Allergan Investor Relations Department by calling 714-246-4636.
About Allergan, Inc.
With more than 55 years of experience providing high-quality, science-based products, Allergan, Inc., with headquarters in Irvine, California, discovers, develops and commercializes products in the ophthalmology, neurosciences, medical dermatology, medical aesthetics, obesity intervention, urologics and other specialty markets that deliver value to its customers, satisfy unmet medical needs, and improve patients’ lives.
Additional Information
SANCTURA® is a registered trademark of Esprit Pharma Holding Company, Inc.
SANCTURA XR™ is a trademark of Allergan, Inc.
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Allergan Contacts
Jim Hindman (714) 246-4636 (investors)
Joann Bradley (714) 246-4766 (investors)
Emil Schultz (714) 246-4474 (investors)
Caroline Van Hove (714) 246-5134 (media)
Heather Katt (714) 246-6224 (media)